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                                                                    EXHIBIT 99.1

(EMERSON RADIO CORPORATION LOGO)
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                               NEWS & INFORMATION

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FOR:        EMERSON RADIO CORP.
            9 Entin Road
            Parsippany, NJ 07054-0430

CONTACT:    EMERSON RADIO CORP.           OR:       INVESTOR RELATIONS:
            Kenneth A. Corby                        Laura Boorn
            Executive Vice President,               Investor Relations Manager
            Chief Financial Officer                 (972) 884-2302
            (972) 884-2302


Tuesday, September 2, 2003

FOR IMMEDIATE RELEASE

         EMERSON RADIO CORP.'S BOARD AUTHORIZES SHARE REPURCHASE PROGRAM

PARSIPPANY, NJ, September 2, 2003 - Emerson Radio Corp. (AMEX:MSN) announced today that its Board of Directors has authorized the repurchase of up to 2,000,000 shares or approximately 7% of the Company's outstanding common stock. The repurchases will be made from time to time in open market transactions in such amounts as determined in the discretion of the Company's management and will be funded out of the Company's working capital.

Kenneth A Corby, Emerson's Chief Financial Officer and Executive Vice President stated, "Our Board of Directors believes that the recent trading price of our common stock does not adequately reflect the Company's intrinsic value and, accordingly, offers an excellent opportunity to increase stockholder value through reduced share dilution stemming from this buyback. Furthermore, it is the Company's opinion that Emerson shares are undervalued particularly in light of our growth prospects and sound business model. Last fiscal year, we repurchased approximately 4.3 million shares representing 16% of our then outstanding common stock. This stock repurchase program reflects our continued commitment to improving shareholder value."

This press release other than the historical information, consists of "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) which are identified by the use of words such as "believes", "expects", "projects", and similar expressions, including the Company's growth prospects. While these statements reflect the Company's current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These risks and uncertainties are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's reports on Form 10-K, 10-Q and 8-K.

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EMERSON RADIO CORP., FOUNDED IN 1948, IS HEADQUARTERED IN PARSIPPANY, N.J. THE
COMPANY DESIGNS, MARKETS AND LICENSES, THROUGHOUT THE WORLD, FULL LINES OF TELEVISIONS, AND OTHER VIDEO PRODUCTS, MICROWAVE OVENS, CLOCKS, RADIOS, AUDIO AND HOME THEATER PRODUCTS. ITS 53.2% OWNED SUBSIDIARY, SPORT SUPPLY GROUP, INC. (OTC:SSPY) IS A DIRECT MARKETER OF SPORTS-RELATED EQUIPMENT AND LEISURE PRODUCTS TO THE INSTITUTIONAL MARKET, INCLUDING SCHOOLS, COLLEGES, UNIVERSITIES, GOVERNMENT AGENCIES, MILITARY FACILITIES, ATHLETIC CLUBS, ATHLETIC TEAMS AND DEALERS, YOUTH SPORTS LEAGUES AND RECREATIONAL ORGANIZATIONS. EMERSON'S WEB SITE IS www.emersonradio.com.